UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 20, 2014, Impax Laboratories, Inc. (the “Company”) and certain of its subsidiaries entered into an amendment (the “Amendment”) to the Credit Agreement dated as of February 11, 2011, as amended to date (the “Credit Agreement”), with Wells Fargo Bank, National Association, as lender and administrative agent. The Amendment amends, among other items, (i) the Consolidated EBITDA definition to include in the calculation (A) non-recurring remediation and restructuring charges of the Company and its subsidiaries in an aggregate amount not to exceed $25.0 million and (B) non-cash charges of the Company and its subsidiaries related to the impairment of intangible assets, in each case incurred by the Company during fiscal year 2014; (ii) the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) covenant such that the Company is not required to maintain a Fixed Charge Coverage Ratio after the year ended December 31, 2013; and (iii) addition of two financial covenants requiring the Company to maintain Consolidated EBITDA of at least $50.0 million and Minimum Liquidity (as defined in the Amendment) of at least $100.0 million, in each case beginning with the quarter ended March 31, 2014.

The foregoing is a summary description of the terms and conditions of the Amendment and is qualified in its entirety by the text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description
10.1

Third Amendment to Credit Agreement dated as of February 20, 2014 to the Credit Agreement, dated as of February 11, 2011, as amended, by and among Impax Laboratories, Inc., the Guarantors named therein, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2014	IMPAX LABORATORIES, INC.

	By:	/s/ Bryan M. Reasons

Name:	Bryan M. Reasons
Title:	Senior Vice President, Finance and Chief Financial Officer

Exhibit No.	Description
10.1

Third Amendment to Credit Agreement dated as of February 20, 2014 to the Credit Agreement, dated as of February 11, 2011, as amended, by and among Impax Laboratories, Inc., the Guarantors named therein, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent.